UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 17, 2009

ACE LIMITED

(Exact name of registrant as specified in its charter)

Switzerland	1-11778	98-0091805
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Bärengasse 32

Zurich, CH-8001

Switzerland

(Address of principal executive offices)

Registrant’s telephone number, including area code: +41 (0)43 456 76 00

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

At ACE Limited’s annual general meeting, the company’s shareholders approved a dividend in the form of a par value reduction payable in four quarterly installments. The dividend approval provides for an annual par value reduction of 1.36 Swiss francs (CHF), which was equal to US$1.24 per share, or $0.31 per quarter, at the time of the annual general meeting. The actual CHF amount for each installment, however, will be adjusted up or down to equal $0.31 near the time of payment, subject to an aggregate cap for the four installments of CHF 2.04, as further described in the company’s proxy statement/prospectus dated April 7, 2009.

For the third of such installments, in accordance with the shareholder approval, the par value reduction amount was fixed at CHF 0.32 based on the published USD/CHF exchange rate on December 14, 2009 (1.0341). To accomplish such installment, the company adjusted its Articles of Association on December 16, 2009 to reflect the number of shares issued out of conditional share capital since September 29, 2009, and on December 17, 2009 to confirm the par value reduction of CHF 0.32. The company’s amended and restated Articles of Association became effective upon their filing with the commercial register of the Canton of Zurich, Switzerland on December 17, 2009, and as a result, the company’s par value is CHF 31.88 as of such date.

Accordingly, the dividend scheduled for payment on January 11, 2010 will be paid to the company’s shareholders of record at the close of business on December 17, 2009, as anticipated. A copy of the amended and restated Articles of Association is attached hereto as Exhibit 3 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description
3	Articles of Association of the company, as amended and restated

4	Articles of Association of the company, as amended and restated (Incorporated by reference to Exhibit 3)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ACE LIMITED

By:	/S/ ROBERT F. CUSUMANO
Robert F. Cusumano
General Counsel

DATE: December 17, 2009